SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



Date of Report
(Date of earliest event reported)                                   May 18, 1998
                                                                    ------------

                                   GRACO INC.
                                   ----------
             (Exact name of registrant as specified in its charter)

      Minnesota                         001-9249                  41-0285640
----------------------------        -----------------        -------------------
(State or other jurisdiction        (Commission              (IRS Employer
of incorporation)                   File Number)             Identification No.)


4050 Olson Memorial Highway, Golden Valley, Minnesota                55422
-----------------------------------------------------             ----------
      (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code                  612-623-6000


                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changes since last report)

Item 5.   Other Events

     On May 18, 1998, the Company entered into a Stock Repurchase Agreement (the "Repurchase Agreement") pursuant to which the Company will purchase 5,800,000 shares of Common Stock of the Company held by the Trust (the "Trust") administered pursuant to Article V of the Last Will and Testament and Codicil thereto of Clarissa L. Gray, deceased, for a purchase price of $32.91156 per share (the "Trust Shares"). The $190,887,048 aggregate purchase price will be funded by the Company through a combination of borrowing and cash on hand.

     The purchase of the Trust Shares is expected to be completed on July 2, 1998 and is subject to the customary closing contingencies.

     After the purchase of the Trust Shares is completed by the Company, approximately 20 million shares will remain issued and outstanding.

     The foregoing description of the Repurchase Agreement is qualified in its entirety by reference to the text of the Repurchase Agreement which is attached as an exhibit to this report and is incorporated herein by reference.

Item 7.   Financial Statements and Exhibits

          (c) Exhibits

          10.1 Stock Repurchase Agreement dated May 18, 1998 between Graco Inc. and David A. Koch, Paul M. Torgerson, and U.S. Bank Trust National Association SD, as Trustees of the Trust administered pursuant to Article V of the Last Will and Testament and Codicil thereto of Clarissa L. Gray.

          99.1 Press Release dated May 18, 1998.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  June 5, 1998

                                    GRACO INC.

                                    By: /s/Robert M. Mattison
                                        ----------------------------------------
                                        Robert M. Mattison
                                        Vice President, General Counsel
                                           and Secretary

                                  EXHIBIT INDEX

Exhibit   Exhibit Description
-------   -------------------

10.1 Stock Repurchase Agreement dated May 18, 1998 between Graco Inc. and David A. Koch, Paul M. Torgerson, and U.S. Bank Trust National Association SD, as Trustees of the Trust administered pursuant to
          Article V of the Last Will and Testament and Codicil thereto of Clarissa L. Gray.

99.1      Press Release dated May 18, 1998.